Exhibit 107

Calculation of Filing Fee Table

F-1

(Form Type)

noco-noco Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees To Be Paid	Equity	Ordinary Shares	457 (o)	(1)	(2)	US$100,250,116	0.0001476	US$14,796.9(3)

	Total Offering Amounts					US$100,250,116		US$14,796.9

	Net Fee Due							US$14,796.9

(1)

There are being registered hereunder such indeterminate number of ordinary shares of the registrant (the “Ordinary Shares”) as may be sold by the registrant from time to time at indeterminate prices. The maximum aggregate offering price of all securities sold shall not exceed $100,250,116. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) the Ordinary Shares being registered hereunder include such indeterminate number of Ordinary Shares as may be issuable with respect to the Ordinary Shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)

The proposed maximum offering price per Ordinary Share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.